Exhibit 99.1

ALL EMPLOYEE EMAIL

Subject: Thank you, Doug Robinson

Workmates,

It is with mixed emotions we share that Doug Robinson has decided to retire from his role as Workday Co-President at the end of our fiscal year. Doug will stay on as an advisor through April 30, 2025, to assist with the transition and help support go-to-market and other strategic opportunities.

Mixed emotions is a fitting term. We love working with Doug as both a friend and integral member of Workday’s Executive Committee. He has been a fixture of Workday’s leadership team and go-to-market function for over 14-years. At the same time, we are also very happy for Doug and fully support his desire to prioritize family and some well-deserved rest.

Doug joined Workday as a regional sales director in 2010 as employee #558. And, as he is quick to point out, the blessing and good fortune of his career was the opportunity to “grow up professionally in a company on a rocket ride.” During his tenure, Doug has led high-performing teams in just about every function of Sales from Large Enterprise to State, Local, and Education to Medium Enterprise to Sales Operations & Strategy. This variety of roles ultimately set him up nicely to lead North America Sales beginning in 2018 followed by taking on Global Revenue in early 2021. For the past three years, Doug has served as our Co-President working alongside Sayan Chakraborty. Doug met every new opportunity and challenge with humility, levity, and a willingness to do whatever was needed.

We know from our conversations with Doug that while this decision was on his mind for some time, he also felt a deep responsibility and commitment to stepping down at the right time. His decision was driven by how well positioned our Global Revenue organization is now and into the future; as well as the leadership bench within go-to-market, which is stronger than it has ever been. While we will all certainly miss Doug – we will not miss a beat.

I’m sure we speak for many of you when we say thank you, Doug, for always leading the right way, bringing humanity and humor to the job, and caring deeply for your Workmates and this company.

Carl and Aneel